EXHIBIT 99.1

News Release

Berry Global Appoints Kevin Kwilinski as Chief Executive Officer

Tom Salmon to Remain in Advisory Role Through Year-End

Stephen Sterrett, Lead Independent Director, Named Chairman of the Board

Kevin Kwilinski	Stephen Sterrett

EVANSVILLE, Ind. – [August 15, 2023] – Berry Global Group, Inc. (NYSE: BERY) (“Berry” or the “Company”), a leading supplier of packaging solutions for consumer goods and industrial products, today announced that its Board of Directors (the “Board”) has unanimously elected Kevin Kwilinski as Chief Executive Officer of Berry, effective October 2, 2023. In connection with this appointment, the Board has elected Stephen Sterrett, Lead Independent Director, as Chairman of the Board, also effective on October 2, 2023. As previously announced in February 2023, Tom Salmon will retire from his roles as CEO and Chairman, and he will remain with the Company through the end of the calendar year in an advisory capacity to ensure a smooth transition.

Mr. Kwilinski brings to Berry nearly three decades of experience in the packaging industry and a track record of driving operational excellence, expanding margins and managing complex global operations. He currently serves as President and CEO of Multi-Color Corporation, a global provider of label solutions, where he successfully led and integrated multiple acquisitions, resulting in significant EBITDA and revenue growth while delivering above target commercial and operational synergies. Prior to that, he served as CEO of Fort Dearborn Company, a leading supplier of decorative labels for the beverage, food, household products, nutraceutical, paint and coatings sectors, which merged with Multi-Color in July 2021 with the backing of private equity firm Clayton, Dubilier & Rice. Mr. Kwilinski previously served as CEO of Paperworks Industries, where he guided the company’s growth by supporting an aggressive go-to-market strategy and simultaneously implemented continuous improvement processes that resulted in significant improvement in product quality, customer service levels and customer satisfaction.

“Following a comprehensive search process, the Board determined that Kevin is the ideal individual to guide Berry through its next phase of growth and value creation,” Mr. Sterrett said. “Kevin is a proven leader who knows our industry well. He has spent the last 15 years serving as the CEO of companies within the packaging space and, as an Indiana native, he understands the importance of Berry Global to the State. Kevin will be a great leader because he shares Berry’s values of teamwork, customer-focus and excellence, and his performance-driven leadership style directly aligns with Berry’s culture. He has distinguished himself over the course of his career as a disciplined operator with a focus on revenue growth and cost management. We are confident that he will be an outstanding CEO with the skills necessary to achieve our strategic objectives and accelerate shareholder value.”

Mr. Kwilinski said, “I am excited to join Berry, a company with a proud 56-year history and a reputation for excellence in the packaging industry. What attracted me to Berry is its ability to support customers at every stage of the product development process and deliver the most innovative solutions in the market. The efforts that Tom and the team have made over the last several years to pivot Berry’s portfolio into higher-growth markets, including food service, health and beauty, dispensing and pharmaceuticals, have created a strong foundation for future growth, and I am eager to capitalize on the opportunities ahead. I look forward to working alongside the Board, Berry’s management and the global team to lead the Company toward realizing its strategic value to benefit all our stakeholders.”

Mr. Sterrett concluded, “On behalf of the entire Board, I thank Tom for his leadership and look forward to continuing to benefit from his strategic guidance for the remainder of the year. Since first joining Berry nearly 20 years ago, he has been instrumental to the Company’s growth, and we wish him well in his retirement.”

Mr. Salmon said, "It has been a privilege to lead Berry’s talented employees as CEO for the past six years, and I am extremely proud of the many accomplishments achieved by the Berry team during my tenure. The Board and I have full confidence in Kevin and in his ability to join with the rest of the leadership team to take the Company forward into its next chapter."

About Kevin Kwilinski
Mr. Kwilinski has nearly 30 years of experience in the packaging industry, serving as the CEO of multiple companies within the space over the last 15 years. He currently serves as President and CEO of Multi-Color Corporation, where he successfully led and integrated multiple acquisitions, resulting in significant EBITDA and revenue growth while delivering above target commercial and operational synergies. Prior to that, he served as CEO of Fort Dearborn Company, which merged with Multi-Color in July 2021 with the backing of private equity firm Clayton, Dubilier & Rice. Mr. Kwilinski previously served as CEO of Paperworks Industries, where he guided the company’s growth by supporting an aggressive go-to-market strategy and simultaneously implemented continuous improvement processes that resulted in significant improvement in product quality, customer service levels and customer satisfaction. Mr. Kwilinski’s first packaging CEO role began in 2009 at closure and container manufacturer Portola Packaging, where he successfully led the execution of a substantial value creation plan culminating in the sale of the business to Silgan Holdings. Prior to that, he spent 12 years at Graphic Packaging, where he served in number of positions across the organization.

Mr. Kwilinski holds a Bachelor’s degree in Physics and Mathematics from Greenville College and a Master’s degree in Industrial and Operations Engineering from the University of Michigan.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry leading talent of 46,000 global employees across more than 250 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy.  For more information, visit our website, or connect with us on LinkedIn or Twitter. (BERY-F)

Investor Contact:
Dustin Stilwell
+1 812.306.2964
ir@berryglobal.com

Media Contact:
Amy Waterman
+1 812.306.2435
amywaterman@berryglobal.com